HECO Exhibit 10.6(f)

GUARANTEE AGREEMENT

between

GREAT POINT POWER HAMAKUA HOLDINGS, LLC

and

HAWAII ELECTRIC LIGHT COMPANY, INC.

THIS GUARANTEE AGREEMENT (“Guarantee”) is made this 4th day of June, 2010 (the “Agreement Date”) by and between HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation (“HELCO”), with principal offices in Hilo, Hawaii, and GREAT POINT POWER HAMAKUA HOLDINGS, LLC, a Delaware limited liability company (“Guarantor”), with principal offices in 200 Clarendon Street, 55th Floor, Boston, Massachusetts.

W I T N E S S E T H:

WHEREAS, HELCO is a regulated public utility engaged in the business of generation, transmission and distribution of electric power to customers on the island of Hawaii, Hawaii; and

WHEREAS, United States Power Fund, L.P. (“Fund I”), United States Power Fund II, L.P., USPF II Institutional Fund L.P., Project Finance Fund III, L.P. and Great Point Power LLC, a Delaware limited liability company, which is the sole member of Guarantor, have entered into that certain Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated as of December 4, 2009 pursuant to which, inter alia, Fund I intends to transfer certain indirect membership interests in Hamakua Energy Partners, L.P., a Hawaii limited partnership (“HEP”) to Guarantor; and

WHEREAS, Fund I is the sole member of USPF Holdings, LLC, which, in turn, is the sole member of EIF Hamakua, LLC, a Delaware limited liability company, which, in turn, is the sole member of Black River Energy, LLC, a Delaware limited liability company (“Black River Energy”); and

WHEREAS, Black River Energy owns 50% of the outstanding interests of Hamakua A, LLC, a Delaware limited liability company (“Hamakua A”), which owns a 98% limited partner interest in HEP; and 100% of the outstanding interests of (a) BR Hamakua, LLC, a Hawaii limited liability company (“BR Hamakua”), which owns a 1% general partner interest in HEP; and (b) BR Landing, LLC, a Delaware limited liability company (“BR Landing”), which owns the remaining (i) 1% general partner interest in HEP and (ii) 50% interest in Hamakua A; and

WHEREAS, HEP is party to that certain Power Purchase Agreement, dated as of October 22, 1997, by and between HEP and HELCO, as amended (the “PPA”); and

WHEREAS, in connection with the transactions contemplated by the Purchase and Sale Agreement, Black River Energy will transfer all of its outstanding equity interests in each of Hamakua A, BR Hamakua and BR Landing (collectively, the “Interests”) to Guarantor; and

WHEREAS, Black River Energy has guaranteed HEP’s performance under the PPA pursuant to two Guarantee Agreements, dated effective May 26, 2004 and July 15, 2004, by and between Black River Energy and HELCO (the “Black River Guarantees”) and has provided HELCO with two letters of credit dated June 30, 2005 and June 30, 2006 made in favor of HELCO (the “Black River Letters of Credit”); and

WHEREAS, as part of the consideration to them for the sale of the Interests to Guarantor, Black River Energy would like to obtain from HELCO terminations of the Black River Guarantees and the Black River Letters of Credit and releases of Black River Energy thereunder; and

WHEREAS, HELCO is willing to acknowledge and consent to such sale, and to terminate the Black River Guarantees and the Black River Letters of Credit and release Black River Energy thereunder, all on the terms and conditions set forth in that certain Consent and Agreement by and among Guarantor, HELCO and HEP dated on or about the date hereof (the “Consent and Agreement”); and

WHEREAS, among the terms and conditions set forth in the Consent and Agreement is the requirement that Guarantor enter into this Guarantee with HELCO; and

WHEREAS, to induce HELCO to enter into the Consent and Agreement, Guarantor is willing to enter into this Guarantee with HELCO.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby represents, warrants, covenants and agrees with HELCO as follows:

1.             Definitions.  All capitalized terms used herein and not defined herein, and which are defined in, or by reference in, the PPA, as the PPA may be amended from time to time in accordance with its terms, shall have the meanings specified in the PPA.  The term “Buyer Letter of Credit” shall have the meaning specified in the Consent and Agreement.

2.             Guarantee and Letter of Credit.

a.             Subject to the limitations contained in Section 3, Guarantor hereby guarantees to HELCO the due and punctual payment, as and when due, of all sums payable by HEP to HELCO as the result of the non-performance of obligations under the PPA or other events or circumstances during the term of the PPA.  In no event shall HELCO have recourse against Guarantor in excess of the lesser of HEP’s payment obligations or the limits set forth in Section 3 below.

b.             This Guarantee is a primary and original obligation of Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee and is in no way conditioned or contingent upon any attempt to collect payment from or proceed against HEP except as stated otherwise herein.  This Guarantee shall remain in full force and effect until the earlier to occur of the following events: (i) all of HEP’s obligations under the PPA including, without limitation, any obligations for breach thereof, have been fulfilled, (ii) this Guarantee has been substituted for in accordance with Section 21.1 of the PPA or (iii) the termination of the PPA; provided that obligations arising prior to such termination date shall survive such termination.  Any notice required to be given by HELCO to HEP under the PPA shall also be given by HELCO to Guarantor at:

ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attention:  Jake Erhard

Telephone:  (617) 531-6308

With a copy, which shall not constitute notice, to:

ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02117

Attention:  John Tisdale

Telephone:  (617) 531-6316

(or such other address as Guarantor may designate in writing to HELCO). Guarantor shall have the same opportunity to cure defaults by HEP under the PPA as HEP shall have; provided, however, that no time period provided in the PPA for cure shall be extended or start anew by virtue of this sentence.

c.             In the event that the PPA shall be terminated as a result of the rejection or disaffirmance thereof by any trustee, receiver or liquidating agency of HEP or any of its properties, in any assignment for the benefit of creditors or any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, Guarantor’s obligations hereunder shall continue to the same extent as if such PPA had not been so rejected or disaffirmed.  Guarantor shall, and does hereby waive all rights and benefits which might relieve, in whole or in part, Guarantor from the performance of its duties and obligations hereunder by reason of any such proceeding, and Guarantor agrees that, subject to the limits set forth herein, it shall be liable for all sums and obligations guaranteed by this Guarantee without regard to any modification, limitation or discharge of the liability of HEP that may result from any such proceeding.

d.             As a material obligation of Guarantor under this Guarantee, Guarantor shall, from the date first written above through the thirtieth (30th) day following the period this Guarantee is to remain in full force and effect pursuant to the second sentence of Section 2(b) hereof, maintain or cause to be maintained in full force and effect the Buyer Letter of Credit, and shall, no later than thirty (30) days prior to the expiration of the term of any Buyer Letter of Credit then in effect, cause either (i) the issuer of the then current Buyer Letter of Credit or (ii) a new issuer of a replacement Buyer Letter of Credit to notify HELCO that it intends to replace such Buyer Letter of Credit with a newly issued Buyer Letter of Credit, and any failure to maintain the Buyer Letter of Credit in full force and effect or provide notice of a replacement Buyer Letter of Credit as aforesaid, shall constitute grounds for HELCO to draw down the full amount of the Buyer Letter of Credit regardless of whether or not HELCO would otherwise then be entitled to demand payment from HEP under the PPA or from Guarantor under this Guarantee, provided Guarantor shall not be in default of such notice requirement (and HELCO shall not be entitled to draw down the full amount of the Buyer Letter of Credit) if Guarantor has delivered a replacement Buyer Letter of Credit by such thirtieth (30th) day or has caused the expiration date of such Buyer Letter of Credit to be extended for an additional year.  Any such amounts drawn on the Buyer Letter of Credit pursuant to this subparagraph (d) shall be (i) held by HELCO as security for Guarantor’s performance of its obligation to maintain and replace the Buyer Letter of Credit as aforesaid, until such time as a new Buyer Letter of Credit is issued and delivered to HELCO, and (ii) upon the issuance and delivery of a new Buyer Letter of Credit as aforesaid, paid over to Guarantor or its designee without interest.

3.             Guarantee Limits.  Guarantor’s obligations under Section 2(a) of this Guarantee in the aggregate shall be limited to the amounts shown below with respect to sums as payable by HEP to HELCO pursuant to the PPA as the result of events or circumstances during the period shown opposite such amounts:

Period	Amount

From the Agreement Date to the End of Term	$3,000,000

4.             Generally.  Guarantor shall not be liable under Section 2 of this Guarantee to any extent greater than 100% of the liability it would have incurred if it had been the contracting party (in place of HEP) under the PPA, and all the representations and warranties made by Guarantor in Section 5 hereof in respect of this Guarantee were true in respect of the PPA as well as the Guarantee and notwithstanding any bankruptcy or insolvency of the HEP.  In addition, Guarantor shall have no obligation under Section 2(a) of this Guarantee for any claim for payment, performance or otherwise attributable to events or circumstances during the period prior to the Agreement Date, not asserted by HELCO in writing within one hundred eighty (180) days after the Agreement Date.

5.             Representations and Warranties.  Guarantor represents and warrants as follows:

a.             Guarantor has full power, authority and legal right to execute and deliver and perform its obligations under this Guarantee.  This Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors’ rights from time to time in effect and general principles of equity.

b.             No consent, authorization or approval of, or filing with, any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or has been required in respect of Guarantor in connection with the execution, delivery or performance by Guarantor of this Guarantee, or the compliance by Guarantor with any of the remedies and provisions hereof.

c.             The execution and delivery of, and performance by Guarantor of its obligations under this Guarantee will not result in a violation of, or be in conflict with, any provision of the articles of organization or the operating agreement of Guarantor, or result in a violation of, or be in conflict with, or constitute a default or any event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Guarantor is a party or by which it or its property is bound, or result in a violation of, or be in conflict with, or result in a breach of any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Guarantor or its property, which individually or in the aggregate would materially adversely affect Guarantor’s ability to perform its obligations under this Guarantee.

d.             Guarantor is not in default, and no conditions exist which, with notice or lapse of time, or both, would constitute a default by Guarantor under any mortgage, loan agreement, deed or trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign ,which individually or in the aggregate would materially adversely affect Guarantor’s ability to perform its obligations under this Guarantee.

e.             There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against Guarantor, or of which Guarantor has otherwise received official notice, or which to the knowledge of Guarantor is threatened against Guarantor, wherein an adverse decision, ruling or finding would have a material adverse effect on the Guarantor’s financial position or its ability to perform its obligations under this Guarantee.

f.              All agreements, representations and warranties contained herein or made in writing by or on behalf of Guarantor in connection with the transaction contemplated hereby shall survive the execution and delivery of this Guarantee.

6.             Notice.  Guarantor shall give written notice to HELCO and HEP within ten (10) days after (i) the occurrence of any event or circumstance that results in any of the representations and warranties made by Guarantor in Section 5 ceasing to be accurate, or (ii) the occurrence, with respect to Guarantor, of any of the events specified in paragraphs (10) or (11) of Section 7.1A of the PPA as constituting an Event of Default upon the occurrence thereof with respect to HEP.  Such notice shall describe, with reasonable particularity, the event or circumstances that has caused such result and shall specify the effect thereof on all representations and warranties of Guarantor that are affected thereby.

7.             Miscellaneous.

a.             Severability.  If any term or provision of this Guarantee or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Guarantee, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guarantee shall be valid and enforceable to the fullest extent permitted by law.

b.             No Waiver.  Except as specifically provided otherwise herein, the failure of either party to enforce at any time any of the provisions of this Guarantee, or to require at anytime performance by the other party of any of the provisions thereof, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Guarantee or any part hereof, or the right of such party thereafter to enforce every such provision.

c.             Modification.  No modification or waiver of all or any part of this Guarantee shall be valid unless it is reduced to writing and signed by both parties.

d.             Governing Law and Interpretation.  Interpretation and performance of this Guarantee shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction.

e.             Counterparts.  This Guarantee may be executed in several counterparts and all such executed counterparts shall constitute one agreement, binding on both parties thereto, notwithstanding that both parties may not be signatories to the original or the same counterpart.

f.              Successors and Assigns.  This Guarantee shall be binding upon Guarantor and its successors and assigns and all persons claiming under or through Guarantor or any such successor or assigns, and shall inure to the benefit of, and be enforceable by, HELCO.

g.             Consolidation.  In the event that HELCO brings an action to enforce this Guarantee during the pendency of any proceeding (arbitration or otherwise) between HELCO and HEP, Guarantor shall have the option to join such enforcement action with any such pending proceeding. Moreover, Guarantor shall have the option to join any such proceeding first brought against Guarantor with any subsequent proceeding brought against HEP. In each of the cases described above, such joinder option shall extend until such time as a final judgment is rendered in the relevant proceeding.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, HELCO and Guarantor have caused this Guarantee to be executed by their respective duly authorized officers as of the date first above written.

HELCO:		GUARANTOR:

HAWAII ELECTRIC LIGHT COMPANY, INC.		GREAT POINT POWER HAMAKUA HOLDINGS, LLC

By	/s/ Jay Ignacio	By	/s/ Daniel R. Revers
	Name: Jay Ignacio		Name: Daniel R. Revers
	Its: President		Its: President

By		By
	Name:		Name:
	Its:		Its: